Exhibit 99.1

Contact:	Julie H. Craven
Hormel Foods
507-437-5345
media@hormel.com

Hormel Foods Announces New Board Members

AUSTIN, Minn. (July 29, 2014) — Hormel Foods Corporation (NYSE: HRL), announced the election of three new members to the Hormel Foods Board of Directors, effective July 28, 2014: Gary C. Bhojwani, chairman of Allianz Life Insurance Company of North America; Sally J. Smith, president and chief executive officer of Buffalo Wild Wings, Inc.; and Steven A. White, president, Comcast West Division.

“We welcome Gary, Sally and Steve to our board and look forward to their valuable input and contributions to the growth and success of Hormel Foods,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer of Hormel Foods.

Bhojwani

Bhojwani, 46, is chairman of Allianz Life Insurance Company of North America (Allianz Life®) and a member of the Board of Management of Allianz SE with responsibility for Insurance in the USA. In this role, Bhojwani is responsible for overseeing both Allianz Life and Fireman’s Fund® Insurance Company. Bhojwani joined Allianz Life in 2007 as president and chief executive officer and drove a considerable increase in operating profit while significantly improving employee morale, resulting in top workplace awards in 2010 and 2011. He currently serves as a director on the boards of the U.S. Chamber of Commerce, the Minneapolis Institute of Arts, Teach for America Twin Cities, the American Council of Life Insurers, and the Financial Services Roundtable. In addition, he is an active member of the Young Presidents Organization (YPO).

Smith

As president and chief executive officer of Minneapolis-based Buffalo Wild Wings, Inc., Smith, 56, leads one of the nation’s fastest-growing national restaurant chains, which includes more than 1,030 restaurants in the United States, Canada and Mexico with system-wide revenue of over $ 2.8 billion.  Over the past ten years, the company has achieved compounded annual revenue growth of 26 percent and compounded annual net income growth of more than 35 percent. Smith served as the 2011 chairman of the National Restaurant Association Board of Directors. She is a director of Alerus Financial Corporation, Allina Health System and is also a member of World Presidents Organization and Women Corporate Directors.

White

White, 53, currently serves as the president of Comcast’s West Division. In this role, he is the senior executive responsible for all Comcast cable operations in Arizona, California, Colorado, Kansas, Minnesota, New Mexico, Oregon, Washington, Utah, Texas and Wisconsin. He leads nearly 28,000 employees and serves more than seven million customers, driving annual revenue of nearly $13 billion. White currently serves on the Board of Directors of the Comcast Foundation, COMPAC, WICT Northern California and Denver Scholarship Foundation. In addition, he serves as a member of the Executive Leadership Council (ELC), Delta Boule’ and Colorado Forum.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2013,

was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the sixth year in a row. Hormel Foods was recognized on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012 and 2013, and named one of the 2014 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.